November 6, 1995







Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

We are aware that our report dated October 16, 1995 on our review of the interim financial information of Integra Financial Corporation for the three-month and nine-month periods ended September 30, 1995 and 1994 included in this Form 10-Q is incorporated by reference in the following registration statements:

     Integra Financial Corporation Post-Effective Amendments to Form S-4 (Registration No. 33-20844) on:

     Form S-3        Dividend Reinvestment and Stock Purchase Plan
     Form S-8        Employee Stock Option Plan
     Form S-8        Employee Stock Purchase Plan
     Form S-8        Management Incentive Plan
     Form S-8        Non-Employee Directors Stock Option Plan


Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.